Exhibit 99.1

WorldHeart Reports First Quarter 2006 Financial Results and
Accomplishments

FDA-Approved Revisions to RELIANT Trial Design
Expected to Significantly Speed Completion

First In-Human Implant of Next-Generation
Rotary Heart Pump

Conference Call to Discuss Quarter to be Held Today

Oakland, CA. – May 9, 2006: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation, a global technology leader in mechanical circulatory support systems, today reported its first quarter 2006 financial results, including recent clinical milestones and other highlights from the quarter.

Revenue for the first quarter ended March 31, 2006 was $3.3 million, compared with revenues of $3.4 million reported in the first quarter ended March 31, 2005. The net loss for the 2006 first quarter was $3.4 million, or $0.06 per share when 55.5 million weighted average common shares were outstanding, compared with $3.9 million, or $0.24 per share, in the prior year’s first quarter when 16.6 million weighted average common shares were outstanding.

“We had a number of highly significant successes across three different product lines to date in 2006, including FDA approval of major and beneficial changes to our RELIANT Destination Therapy trial, the first human implant of our next-generation rotary device, doubling of the RELIANT trial implant rate, and the first animal implant of the Novacor II, the world’s only small, next-generation pulsatile device,” said Jal S. Jassawalla, WorldHeart’s President and Chief Executive Officer, “We look forward to building upon these successes in the future.”

“WorldHeart’s strategy is to provide the most reliable, long-term pulsatile and rotary VADs and services to the broadest population of heart failure patients,” added Mr. Jassawalla. “We believe that pulsatile devices are best suited for end-stage patients, who require full support (or functional “replacement”), while rotary devices are better suited for late-stage patients, who require only partial support (or “assist”).”

Based on clinical and regulatory successes so far in 2006, WorldHeart expects revenue to increase in the second half of the year. As previously reported, patient enrollment in the Company’s ongoing RELIANT clinical trial of its Novacor LVAS doubled in the first quarter of 2006 versus the fourth quarter of 2005. This increase in implant rate is expected to yield follow-on kit sales and revenue. In addition, WorldHeart expects revenues to increase further in the second half of 2006, assuming rapid implementation of the RELIANT clinical trial protocol changes conditionally approved by the FDA in April 2006. These protocol changes include cutting the overall trial size almost in half, as well as broadened inclusion criteria which are expected to significantly increase the patient enrollment rate in this ongoing trial.

Additional Financial Information

WorldHeart’s cash and cash equivalents were $7.2 million at March 31, 2006, a decrease of $3.4 million from December 31, 2005. During the first quarter of 2006, cash usage from operating activities was $3.4 million. This represents a reduction of approximately $1.0 million per quarter from average levels of cash usage in the last two quarters of 2005. Management has taken several steps to lower spending and preserve cash, and has realigned resources toward development of its next-generation products. The Company is actively exploring various financing alternatives, including equity financing transactions as well as corporate collaborations, to strengthen its balance sheet.

For the three months ended March 31, 2006, gross margin as a percent of revenue was 57%, compared with 38% for the three months ended March 31, 2005. Significantly lower cost of goods sold in this year’s first quarter was due principally to favorable manufacturing variances compared with unfavorable variances incurred in last year’s first quarter. In addition, there was a higher margin other-product revenue mix in the recently completed quarter. These factors will likely not be as significant in future periods.

Selling, general and administrative expense for the three months ended March 31, 2006 decreased $1.0 million, or 29%, versus the same period in 2005. The decrease is due to reduced selling and administrative costs, including savings realized from the consolidation of North American Novacor operations completed in June 2005.

Research and development expenses for the three months ended March 31, 2006 increased by $1.7 million, compared with the three months ended March 31, 2005. This increase was primarily due to the MedQuest acquisition in July 2005 and the related development costs of the WorldHeart rotary ventricular assist device (VAD).

On April 27, 2006, WorldHeart announced that it had satisfied The NASDAQ Stock Market’s minimum bid price requirement for continued listing under NASDAQ’s Marketplace Rule.

Recent Milestones

Recently, the Company announced several significant milestones in the development and commercialization of its current and next-generation products, including:

•                  The U.S. Food and Drug Administration gave conditional approval of the Company’s Investigational Device Exemption (IDE) Supplement for modifications to the RELIANT clinical trial design. The trial design changes include:  a sample size reduction of almost 50%, from 390 to 208 patients; broadened patient inclusion criteria and reduced waiting times for high risk patients; and the addition of a new group of potential patients, allowing elective implantation of the Novacor LVAS in patients requiring replacement of a failed competing pump originally implanted outside the trial. The changes to the trial design, together with the increasing number of centers enrolled and participating, are anticipated to significantly increase patient enrollments in the second half of 2006 and accelerate the eventual completion of the trial of this life-saving therapy for patients in end-stage heart failure who are not candidates for transplantation. As of May 5, 2006, 21 medical centers and 41 patients are enrolled in the RELIANT trial.

•                  The Company commenced a European feasibility clinical trial of WorldHeart’s advanced magnetically levitated rotary VAD. The first human patient implanted with the rotary VAD continues to do well after nine weeks of support on the device. The implant was successfully completed at St. Luke’s Hospital in Thessaloniki, Greece. A domestic clinical trial is expected to begin by early 2007.

•                  The next-generation Novacor II pulsatile LVAS entered a key phase of chronic animal testing on the development pathway toward human trials. The animal implant took place at the University of Utah in Salt Lake City. The compact Novacor II blood pump is driven by direct magnetic actuation, eliminating any components subject to wear and designed to enhance long-term durability.

•                  An independent study presented to the 26th Annual Conference of the International Society for Heart and Lung Transplantation (ISHLT) held in Madrid, Spain, concluded that patients implanted with WorldHeart’s Novacor LVAS enjoyed the highest quality of life among the VAD technologies evaluated. Dr. Aly El-Banayosy from the Heart and Diabetes Center in Bad Oeynhausen, Germany, the world’s busiest VAD center, presented his institution’s extensive experience with patients discharged to their homes while supported by various ventricular assist devices. Dr. El-Banayosy said, “We assessed Quality-of-Life Scores from patients on various pulsatile and continuous flow devices and found that patients with the Novacor LVAS had the most favorable scores. The Novacor’s unmatched reliability and its ability to adjust automatically to changes in physiological conditions are well appreciated by our patients.”

•                  Cardiologists Dr. John B. O’Connell of Northwestern University, Chicago, Illinois and Dr. Randall C. Starling of the Cleveland Clinic became members of WorldHeart’s Clinical Executive Committee for the RELIANT trial, joining cardiac surgeons Dr. Bartley P. Griffith of the University of Maryland Medical Center and Dr. James W. Long of LDS Hospital in Salt Lake City, Utah, on the Committee. The members of this committee provide leadership and clinical direction for the trial by working with clinical colleagues to share best practices, address clinical issues and expedite completion of the trial.

About World Heart Corporation

WorldHeart is a global technology leader in mechanical circulatory support systems, dedicated to working with physicians to provide reliable, long-term mechanical circulatory support products and services to the broadest patient population through technology, leadership and innovation. The company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s clinical development plans and expectations, including with respect to the anticipated increase in the RELIANT trial enrollment rates, and expectations with respect to the Company’s financial resources, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks in product development and market acceptance of and demand for the Company’s Novacor LVAS product; costs and delays associated with clinical trials; limitations on third-party reimbursement; inability to protect proprietary technology; inability to achieve continued synergies associated with the MedQuest acquisition; slower Destination Therapy adoption rate for VADs including our Novacor LVAS; need for additional financing and other risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended.

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WORLD HEART CORPORATION

Condensed Consolidated Balance Sheets

(United States Dollars - in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)

ASSETS

Current assets
Cash, cash equivalents and investments	$7,228	$10,662
Trade and other receivables	2,662	3,896
Prepaid expenses	1,224	778
Inventory	7,860	8,216
Total current assets	18,974	23,552

Capital assets	1,714	1,837
Other assets	1,384	1,433

Total assets	$22,072	$26,822

LIABILITIES and SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$3,662	$3,755
Deferred revenue	357	1,205
Other liabilities	751	1,149

Total current liabilities	4,770	6,109

Total shareholders’ equity	17,302	20,713

Total liabilities and shareholders’ equity	$22,072	$26,822

WORLD HEART CORPORATION

Consolidated Statements of Operations (unaudited)

United States Dollars and shares in thousands except per share amounts)

	Three Months Ended March 31,
	2006	2005

Revenue	$3,285	$3,417

Cost of goods sold	(1,412)	(2,112)

Gross margin	1,873	1,305

Operating expenses
Selling, general and administrative	2,456	3,446
Research and development	2,899	1,188
Restructuring costs	—	129
Amortization of intangibles	48	128

Total operating expenses	5,403	4,891

Operating loss	(3,530)	(3,586)

Other income (expenses)	88	(357)

Net loss applicable to common shareholders	$(3,442)	$(3,943)

Weighted average number of common shares outstanding	55,480	16,557

Basic and diluted loss per common share	$(0.06)	$(0.24)